UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14C

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

(Amendment No.   )

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

Agrify Corporation

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17 CFR 240.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11

AGRIFY CORPORATION

2468 Industrial Row Drive

Troy, Michigan 48084

NOTICE OF ACTION BY WRITTEN CONSENT OF STOCKHOLDERS

To the stockholders of Agrify Corporation:

NOTICE IS HEREBY GIVEN that the holders of the majority of the voting power of the stockholders of Agrify Corporation, a Nevada corporation (the “Company” “we”, “us,” or “our”), has approved the following actions without a meeting of stockholders in accordance with Section 78.320 of the Nevada Revised Statutes:

1.	An amendment to our articles of incorporation to effect a reverse stock split of our Common Stock, par value $0.001 per share (“Common Stock”), by a ratio of not less than 1-for-2 and not greater than 1-for-20, with the exact ratio of, effective time of and decision to implement the reverse stock split to be determined by the Board of Directors.; and

2.	The potential issuance, in accordance with Nasdaq Rule 5635(d), of 20% or more of our Common Stock pursuant to that certain purchase agreement, dated August 28, 2024, by and between us and Ionic Ventures, LLC (the “ELOC Purchase Agreement”).

The enclosed Information Statement contains information pertaining to the matters acted upon. The actions will become effective on the 20th day after the Information Statement is mailed to our stockholders. We expect to mail the accompanying Information Statement to the Shareholders on or about September 16, 2024. This Information Statement will serve as written notice to stockholders pursuant to the Nevada Revised Statutes and is being furnished to our stockholders in accordance with Rule 14c-2 under the Securities Exchange Act of 1934, as amended, and the rules promulgated by the Securities and Exchange Commission thereunder.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY

Your vote or consent is not requested or required to approve the matters described herein. The accompanying Information Statement is provided solely for your information.

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’ MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

September 16, 2024	By:	Order of the Board of Directors

/s/ Raymond Chang
Raymond Chang
Chairman and Chief Executive Officer

INFORMATION STATEMENT

Action by Written Consent of Stockholders

GENERAL INFORMATION

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY

This Information Statement is being furnished in connection with the action by written consent of stockholders holding a majority of our outstanding shares of Common Stock (the “Majority Holders”) taken on September 3, 2024 without a meeting (the “Written Consent”) to approve the actions described in this Information Statement. We are mailing this Information Statement to our stockholders on or about September 16, 2024.

What actions were taken by Written Consent?

1.	We obtained stockholder consent from the Majority Holders for the approval of an amendment to our articles of incorporation, to effect a reverse stock split of our Common Stock, par value $0.001 per share (the “Common Stock”) by a ratio of not less than 1-for-2 and not greater than 1-for-20, with the exact ratio of, effective time of and decision to implement the reverse stock split to be determined by the Board of Directors (the “Board”), with the Board having the discretion as to the exact date and ratio of any reverse split (“Reverse Split Consent”).

2.	We obtained stockholder consent from the Majority Holders for the approval, of the potential issuance of 20% or more of our Common Stock pursuant to that certain purchase agreement, dated August 28, 2024, by and between us and Ionic Ventures, LLC (the “ELOC Purchase Agreement”), in accordance with Nasdaq Rule 5635(d) (“ELOC Consent”).

How many shares of Common Stock were outstanding on September 3, 2024?

On September 3, 2024, the date we received the consent of the holders of an aggregate of approximately 50.1% of the voting power of our stockholders, there were 19,977,347 shares of Common Stock issued and outstanding. The holders signing the Written Consent included (i) the RTC3 2020 Irrevocable Trust, which held 5,361,167 shares of Common Stock and over which Raymond Chang, our Chairman and Chief Executive Officer, has the ability to remove the independent trustee, (ii) M Cannan Capital, LLC, M Olivet Capital, LLC and M Zion Capital, LLC, each of which held 1,019,962 shares of Common Stock and each of which is controlled by I-Tseng Jenny Chan, a member of our Board of Directors, and (iii) Chinwei Wang, Mr. Chang’s spouse, who held 1,578,947 shares of Common Stock.

Who is paying the cost of this Information Statement?

We will pay for preparing, printing and mailing this Information Statement. Arrangements may be made with banks, brokerage houses and other institutions, nominees and fiduciaries, to forward the Definitive Information Statement to beneficial owners. We will, upon request, reimburse those persons and entities for expenses incurred in forwarding the Definitive Information Statement to our stockholders.

AMENDMENT TO THE ARTICLES OF INCORPORATION

TO EFFECT THE REVERSE STOCK SPLIT

General

Our Board of Directors has unanimously approved, and the Majority Holders have, pursuant to the Written Consent, approved, an amendment (the “Certificate of Amendment”) to our Articles of Incorporation, to effect a reverse stock split at a ratio of not less than 1-for-2 and not greater than 1-for-20 (the “Reverse Stock Split”), with the final decision of whether to proceed with the Reverse Stock Split, the effective time of the Reverse Stock Split, and the exact ratio of the Reverse Stock Split to be determined by the Board of Directors, in its discretion. If the Board of Directors decides to implement the Reverse Stock Split, it will become effective as of 12:01 a.m., Eastern Time on a date to be determined by the Board of Directors that will be specified in the Certificate of Amendment. If the Board of Directors does not decide to implement the Reverse Stock Split within twelve months from the date of the Written Consent, the authority granted in this proposal to implement the reverse stock split will terminate.

The Reverse Stock Split will be realized simultaneously for all outstanding Common Stock. The Reverse Stock Split will affect all holders of Common Stock uniformly and each stockholder will hold the same percentage of Common Stock outstanding immediately following the Reverse Stock Split as that stockholder held immediately prior to the Reverse Stock Split, except for immaterial adjustments that may result from the treatment of fractional shares as described below. The Reverse Stock Split will not change the par value of our Common Stock and will not reduce the number of authorized shares of Common Stock.

Reasons for the Reverse Stock Split

The principal reason for the reverse stock split is to increase the per share trading price of our Common Stock in order to help ensure a share price high enough to satisfy the $1.00 per share minimum bid price requirement for continued listing on The Nasdaq Capital Market (the “Bid Price Rule”), although there can be no assurance that the trading price of our Common Stock would be maintained at such level or that we will be able to maintain the listing of our Common Stock on The Nasdaq Capital Market. On March 5, 2024, we received a deficiency letter from the Listing Qualifications Department of Nasdaq notifying us that, for the last 30 consecutive business days, the bid price for our common stock had closed below $1.00 per share, which is the minimum closing price required to maintain continued listing on Nasdaq under the Bid Price Rule. We had 180 calendar days, or until September 3, 2024, to regain compliance with the Bid Price Rule. To regain compliance with the Bid Price Rule, the closing bid price of our common stock must be at least $1.00 per share for a minimum of 10 consecutive trading days during this 180-day compliance period, unless Nasdaq staff exercises its discretion to extend this period pursuant to Nasdaq Listing Rule 5810(c)(3)(H). On September 4, 2024, Nasdaq notified us in writing that while we had not regained compliance with the Bid Price Rule, we were eligible for an additional 180-day compliance period, or until March 3, 2025, to regain compliance.

The Board of Directors has considered the potential harm to us and our stockholders should Nasdaq delist our Common Stock. Delisting from Nasdaq would likely adversely affect our ability to raise additional financing through the public or private sale of equity securities and would significantly affect the ability of investors to trade our securities. Delisting would also likely negatively affect the value and liquidity of our Common Stock because alternatives, such as the OTC Bulletin Board and the pink sheets, are generally considered to be less efficient markets.

We believe that our best option to comply with Nasdaq’s $1.00 minimum bid price requirement before the end of the compliance period is to effect the Reverse Stock Split to increase the per-share trading price of our Common Stock.

Further, the number of shares of Common Stock issued and outstanding, when combined with the number of shares of Common Stock underlying equity awards, warrants, and convertible notes, exceeds the currently authorized shares of Common Stock, and we have received waivers with CP Acquisitions, LLC and GIC Acquisition LLC that impose exercise limitations on warrants and convertible notes held by those entities. We also agreed to increase our authorized shares of Common Stock pursuant to the terms of the ELOC Purchase Agreement. By effecting a Reverse Stock Split without changing our number of authorized shares of Common Stock, we will be able to issue further shares pursuant to the ELOC Purchase Agreement and any other future offering that we may pursue, which could enhance our ability to raise capital and pursue strategic transactions.

In addition, we believe that the low per share market price of our Common Stock impairs its marketability to and acceptance by institutional investors and other members of the investing public and could create a negative impression of our company. Theoretically, decreasing the number of shares of Common Stock outstanding should not, by itself, affect the marketability of the shares, the type of investor who would be interested in acquiring them, or our reputation in the financial community. In practice, however, many investors, brokerage firms and market makers consider low-priced stocks as unduly speculative in nature and, as a matter of policy, avoid investment and trading in such stocks. Moreover, the analysts at many brokerage firms do not monitor the trading activity or otherwise provide coverage of lower priced stocks. The presence of these factors may be adversely affecting, and may continue to adversely affect, not only the pricing of our Common Stock but also its trading liquidity. In addition, these factors may affect our ability to raise additional capital through the sale of stock.

Further, we believe that a higher stock price could help us establish business development relationships with other companies. Theoretically, decreasing the number of shares of Common Stock outstanding should not, by itself, affect our reputation in our business community. In practice, however, we believe that potential business development partners may be less confident in the prospects of a company with a low stock price, and are less likely to enter into business relationships with a company with a low stock price. If the Reverse Stock Split successfully increases the per share price of our Common Stock, we believe this may increase our ability to attract business development partners.

We further believe that a higher stock price could help us attract and retain employees and other service providers. We believe that some potential employees and service providers are less likely to work for a company with a low stock price, regardless of the size of the company’s market capitalization. If the Reverse Stock Split successfully increases the per share price of our Common Stock, we believe this increase will enhance our ability to attract and retain employees and service providers.

We hope that the decrease in the number of shares of our outstanding Common Stock as a consequence of the reverse stock split, and the anticipated increase in the price per share, will encourage greater interest in our Common Stock by the financial community and the investing public, help us attract and retain employees and other service providers, help us raise additional capital through the sale of stock in the future if needed, and possibly promote greater liquidity for our stockholders with respect to those shares presently held by them. However, the possibility also exists that liquidity may be adversely affected by the reduced number of shares which would be outstanding if the Reverse Stock Split is effected, particularly if the price per share of our Common Stock begins a declining trend after the Reverse Stock Split is effected.

The Board of Directors believes that stockholder adoption of a range of Reverse Stock Split ratios (as opposed to adoption of a single reverse stock split ratio or a set of fixed ratios) provides maximum flexibility to achieve the purposes of a reverse stock split and, therefore, is in the best interests of our stockholders. In determining a ratio, the Board of Directors (or any authorized committee of the Board of Directors) may consider, among other things, factors such as:

●	the historical trading price and trading volume of our Common Stock;

●	the number of shares of our Common Stock outstanding;

●	the then-prevailing trading price and trading volume of our Common Stock and the anticipated impact of the Reverse Stock Split on the trading market for our Common Stock;

●	the anticipated impact of a particular ratio on our ability to reduce administrative and transactional costs;

●	the continued listing requirements of Nasdaq; and

●	prevailing general market and economic conditions.

The Board of Directors (or any authorized committee of the Board of Directors) reserves the right to elect to abandon the Reverse Stock Split, notwithstanding stockholder adoption thereof, if it determines, in its sole discretion, that the Reverse Stock Split is no longer in the best interests of our stockholders.

Reverse Stock Split Amendment to the Charter

If the Board of Directors elected to implement the Reverse Stock Split, the following paragraph shall be added after the last paragraph of Article 3 of the Charter:

“On ________ ___, 20__, at 12:01 a.m. (the “Effective Time”), each _____ (_____) shares of Common Stock issued and outstanding at such time shall, automatically and without any further action on the part of the Corporation or the holder thereof, be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock (the “Reverse Stock Split”), subject to the treatment of fractional share interests as described below. The par value of the Common Stock following the Reverse Stock Split shall remain $0.001 per share. No fractional shares shall be issued upon the Reverse Stock Split. If the Reverse Stock Split would result in the issuance of a fraction of a share of Common Stock, the Corporation shall, in lieu of issuing any such fractional share, entitle the holder who would otherwise be entitled to a fraction share of Common Stock to receive a cash payment (the “Fractional Share Payment”) equal to the fraction of which such holder would otherwise be entitled multiplied by the closing price per share of Common Stock on the date of the Effective Time as reported by the Nasdaq Capital Market (as adjusted to give effect to the Reverse Stock Split); provided that, whether or not fractional shares would be issuable as a result of the Reverse Stock Split shall be determined on the basis of (i) the total number of shares of Common Stock that were issued and outstanding immediately prior to the Effective Time formerly represented by certificates that the holder is at the time surrendering and (ii) the aggregate number of shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificates shall have been reclassified; and (b) with respect to holders of shares of Common Stock in book-entry form in the records of the Corporation’s transfer agent that were issued and outstanding immediately prior to the Effective Time, any holder who would otherwise be entitled to a fractional share of Common Stock as a result of the Reverse Stock Split (after aggregating all fractional shares), following the Effective Time, shall be entitled to receive the Fractional Share Payment automatically and without any action by the holder. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (an “Old Certificate”) shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.”

Principal Effects of the Reverse Stock Split

If the Board of Directors implements the Reverse Stock Split, we will amend the existing provision of Article 3 of our Charter in the manner set forth above.

By approving this amendment, our stockholders approved the combination of any whole number of shares of Common Stock between and including two (2) and twenty (20), with the exact number to be determined by the Board of Directors, into one (1) share. The Certificate of Amendment to be filed with the Secretary of State of the State of Nevada will include only that number determined by the Board of Directors to be in the best interests of us and our stockholders. In accordance with these resolutions, the Board of Directors will not implement any amendment providing for a different split ratio.

As explained above, the Reverse Stock Split will be effected simultaneously for all issued and outstanding shares of Common Stock and the exchange ratio will be the same for all issued and outstanding shares of Common Stock. The Reverse Stock Split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interests in us, except for immaterial adjustments that may result from the treatment of fractional shares as described below. Common Stock issued pursuant to the Reverse Stock Split will remain fully paid and non-assessable. The Reverse Stock Split will not affect our continuing obligations under the periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Following the Reverse Stock Split, our Common Stock will continue to be listed on The Nasdaq Capital Market, under the symbol “AGFY,” although it would receive a new CUSIP number.

Upon effectiveness of the Reverse Stock Split, the number of authorized shares of Common Stock that are not issued or outstanding will increase substantially, because the proposed amendment will not reduce the number of authorized shares, while it will reduce the number of outstanding shares by a factor of between and including two (2) and twenty (20), depending on the exchange ratio selected by the Board of Directors.

The shares that are authorized but unissued after the Reverse Stock Split will be available for issuance, and, if we issue these shares, the ownership interest of holders of our Common Stock may be diluted. We may issue such shares to raise capital pursuant to the ELOC Purchase Agreement or other offerings and/or as consideration in acquiring other businesses or establishing strategic relationships with other companies. Such acquisitions or strategic relationships may be effected using shares of Common Stock or other securities convertible into Common Stock and/or by using capital that may need to be raised by selling such securities. Other than the ELOC Purchase Agreement and pre-funded warrants held by CP Acquisitions, LLC and GIC Acquisition LLC that currently have exercise limitations due to the number of authorized shares of common stock, we do not have any agreement, arrangement or understanding at this time with respect to any specific transaction for which the newly unissued authorized shares would be issued.

Procedure for Effecting Reverse Stock Split and Exchange of Stock Certificates

If the of Directors believes that a Reverse Stock Split is in the best interests of us and our stockholders, the Board of Directors will determine the ratio of the Reverse Stock Split to be implemented. The Reverse Stock Split will become effective as of 12:01 a.m., Eastern Time on the date specified in the Certificate of Amendment as filed with the office of the Secretary of State of the State of Nevada. The Board of Directors will determine the exact timing of the filing of the Certificate of Amendment based on its evaluation as to when the filing would be the most advantageous to us and our stockholders. If the Board of Directors does not decide to implement the Reverse Stock Split within twelve months from the date of the Written Consent, the authority granted in this proposal to implement the Reverse Stock Split will terminate.

Except as described below under the section titled “Fractional Shares,” at the effective time, each whole number of issued and outstanding pre-reverse split shares that the Board of Directors has determined will be combined into one post-reverse split share, will, automatically and without any further action on the part of our stockholders, be combined into and become one share of Common Stock, and each certificate which, immediately prior to the effective time represented pre-reverse stock split shares, will be deemed for all corporate purposes to evidence ownership of post-reverse split shares.

Fractional Shares

No fractional shares will be issued in connection with the Reverse Stock Split. Instead, each stockholder will be entitled to receive a cash payment in lieu of such fractional share. The cash payment to be paid will be equal to the fraction of a share to which such holder would otherwise be entitled multiplied by the closing price per share of common stock on the date of the Effective Time as reported by Nasdaq (as adjusted to give effect to the Reverse Stock Split). No transaction costs would be assessed to stockholders for the cash payment. Stockholders would not be entitled to receive interest for their fractional shares for the period of time between the Effective Time and the date payment is issued or received. Each holder of Common Stock will hold the same percentage of the outstanding Common Stock immediately following the Reverse Stock Split as that stockholder did immediately before the Reverse Stock Split, except for adjustments due to fraction shares.

Risks Associated with the Reverse Stock Split

We cannot predict whether the Reverse Stock Split will increase the market price for our Common Stock. The history of similar stock split combinations for companies in like circumstances is varied, and the market price of our Common Stock will also be based on our performance and other factors, some of which are unrelated to the number of shares outstanding. Further, there are a number of risks associated with the Reverse Stock Split, including:

●	The market price per share of our shares of Common Stock post-Reverse Stock Split may not remain in excess of the $1.00 minimum bid price per share as required by Nasdaq, or we may fail to meet the other requirements for continued listing on Nasdaq, resulting in the delisting of our Common Stock.

●	Although the Board of Directors believes that a higher stock price may help generate the interest of new investors, the Reverse Stock Split may not result in a per-share price that will successfully attract certain types of investors and such resulting share price may not satisfy the investing guidelines of institutional investors or investment funds. Further, other factors, such as our financial results, market conditions and the market perception of our business, may adversely affect the interest of new investors in the shares of our Common Stock. As a result, the trading liquidity of the shares of our Common Stock may not improve as a result of the Reverse Stock Split and there can be no assurance that the Reverse Stock Split, if completed, will result in the intended benefits described above.

●	The Reverse Stock Split could be viewed negatively by the market and other factors, such as those described above, may adversely affect the market price of the shares of our Common Stock. Consequently, the market price per post-Reverse Stock Split shares may not increase in proportion to the reduction of the number of shares of our Common Stock outstanding before the implementation of the Reverse Stock Split. Accordingly, the total market capitalization of our shares of Common Stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split. Any reduction in total market capitalization as the result of the Reverse Stock Split may make it more difficult for us to meet the Nasdaq Listing Rule regarding minimum value of listed securities, which could result in our shares of Common Stock being delisted from The Nasdaq Capital Market.

●	The Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of Common Stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

Book-Entry Shares

If the Reverse Stock Split is effected, stockholders who hold uncertificated shares (i.e., shares held in book-entry form and not represented by a physical stock certificate), either as direct or beneficial owners, will have their holdings electronically adjusted automatically by our transfer agent (and, for beneficial owners, by their brokers or banks that hold in “street name” for their benefit, as the case may be) to give effect to the Reverse Stock Split. Stockholders who hold uncertificated shares as direct owners will be sent a statement of holding from our transfer agent that indicates the number of post-reverse stock split shares of our Common Stock owned in book-entry form.

Certificated Shares

As soon as practicable after the effective time of the Reverse Stock Split, stockholders will be notified that the Reverse Stock Split has been effected. We expect that our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. Holders of pre-split shares will be asked to surrender to the exchange agent certificates representing pre-split shares in exchange for certificates representing post-split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by us or our exchange agent. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Any pre-split shares submitted for transfer, whether pursuant to a sale or other disposition, or otherwise, will automatically be exchanged for post-split shares.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Principal Effects of Reverse Stock Split on Outstanding Options, Restricted Stock Units, Warrants, ESPP, and Option Plan

As of the date of the Written Consent, there were outstanding stock options to purchase an aggregate of 10,026 shares of our Common Stock with a weighted average exercise price of $1,616.74 per share, restricted stock units to purchase an aggregate of 2,249,653 shares of our Common Stock, and warrants to purchase an aggregate of 94,626,500 shares of common stock with a weighted average exercise price of $0.60 per share. When the Reverse Stock Split becomes effective, the number of shares of Common Stock covered by such rights will be reduced to between and including one-half and one-twentieth the number currently covered, and the exercise or conversion price per share will be increased by between and including two and twenty times the current exercise or conversion price, resulting in the same aggregate price being required to be paid therefor upon exercise or conversion thereof as was required immediately preceding the Reverse Stock Split.

In addition, the number of shares of Common Stock and number of shares of Common Stock subject to stock options or similar rights authorized under our equity incentive plan and employee stock purchase plan will be proportionately adjusted by the Compensation Committee for the reverse stock split ratio, such that fewer shares will be subject to such plans. Further, the Compensation Committee will proportionately adjust the per share exercise price under such plans to reflect the Reverse Stock Split.

Accounting Matters

The Reverse Stock Split will not affect the Common Stock capital account on our balance sheet. However, because the par value of our Common Stock will remain unchanged at the effective time of the split, the components that make up the Common Stock capital account will change by offsetting amounts. Depending on the size of the Reverse Stock Split the Board of Directors decides to implement, the stated capital component will be reduced proportionately based upon the Reverse Stock Split and the additional paid-in capital component will be increased with the amount by which the stated capital is reduced. Immediately after the Reverse Stock Split, the per share net income or loss and net book value of our Common Stock will be increased because there will be fewer shares of Common Stock outstanding. All historic share and per share amounts in our financial statements and related footnotes will be adjusted accordingly for the Reverse Stock Split.

Effect on Par Value

The proposed amendment to our Articles of Incorporation will not affect the par value of our common stock, which will remain at $0.001 per share.

No Going Private Transaction

Notwithstanding the decrease in the number of outstanding shares following the proposed Reverse Stock Split, our Board of Directors does not presently intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

No Dissenters’ Appraisal Rights

Under Nevada Revised Statutes, our stockholders are not entitled to dissenters’ appraisal rights with respect to the Reverse Stock Split, and we will not independently provide stockholders with any such right.

Material United States Federal Income Tax Consequences of the Reverse Stock Split

The following is not intended as tax or legal advice. Each holder should seek advice based on his, her or its particular circumstances from an independent tax advisor.

The following is a summary of certain United States federal income tax consequences of the Reverse Stock Split generally applicable to beneficial holders of shares of our Common Stock but does not purport to be a complete analysis of all potential tax effects. This summary addresses only such stockholders who hold their pre-reverse stock split shares as capital assets and will hold the post-reverse stock split shares as capital assets. This discussion does not address all United States federal income tax considerations that may be relevant to particular stockholders in light of their individual circumstances or to stockholders that are, insurance companies, dealers in securities, and foreign stockholders. The following summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations thereunder, judicial decisions and current administrative rulings, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. Tax consequences under state, local, foreign, and other laws are not addressed herein. Each stockholder should consult its tax advisor as to the particular facts and circumstances which may be unique to such stockholder and also as to any estate, gift, state, local or foreign tax considerations arising out of the Reverse Stock Split.

This discussion is limited to holders of our Common Stock that are U.S. Holders. For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Common Stock that, for U.S. federal income tax purposes, is or is treated as:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. Federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust if either a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of such trust, or the trust has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for U.S. federal income tax purposes.

Furthermore, the following discussion does not address any tax consequences of transactions effectuated before, after or at the same time as the Reverse Stock Split, whether or not they are in connection with the Reverse Stock Split.

Exchange Pursuant to Reverse Stock Split

The Reverse Stock Split should constitute a “recapitalization” for U.S. federal income tax purposes. No gain or loss will be recognized by a stockholder upon such stockholder’s exchange of pre-reverse stock split shares for post-reverse stock split shares pursuant to the Reverse Stock Split. The aggregate tax basis of the post-reverse stock split shares received in the Reverse Stock Split, will be equal to the aggregate tax basis of the pre-reverse stock split shares exchanged therefor, and the holding period of the post-reverse stock split shares will include the holding period of the pre-reverse stock split shares. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of the shares of our Common Stock surrendered to the shares of our Common Stock received in a recapitalization pursuant to the Reverse Stock Split. U.S. Holders of shares of our Common Stock acquired on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares.

Interests of Directors and Executive Officers

Our directors and executive officers have no substantial interests, directly or indirectly, in the Reverse Stock Split except to the extent of their ownership of shares of our Common Stock and securities exercisable and/or convertible into shares of our Common Stock.

Reservation of Right to Abandon Reverse Stock Split

We reserve the right to not file the Certificate of Amendment and to abandon any reverse stock split without further action by our stockholders at any time before the effectiveness of the filing with the Secretary of State of the State of Nevada of the Certificate of Amendment, even if the authority to effect these amendments was approved by the Majority Holders pursuant to the Written Consent. The Board of Directors may delay, not proceed with, and abandon, the Reverse Stock Split if it should so decide, in its sole discretion, that such action is in the best interests of our stockholders.

APPROVAL OF POTENTIAL ISSUANCE OF COMMON STOCK IN EXESS OF EXCHANGE CAP PURSUANT TO THE ELOC PURCHASE AGREEMENT

Equity Line of Credit Agreements

On August 28, 2024, we entered into the ELOC Purchase Agreement with Ionic Ventures, LLC (the “Ionic”) for the potential sale and issuance of up to $15,000,000 in shares of Common Stock (the “Purchase Shares”). Pursuant to the Written Consent, the Majority Holders have approved the issuance of more than 2,844,672 Purchase Shares, which represents 19.99% of the outstanding shares of Common Stock as of the date the ELOC Purchase Agreement was Signed.

Under the terms and subject to the conditions of the ELOC Purchase Agreement, we have the right, but not the obligation, to sell to Ionic, and Ionic is obligated to purchase up to $15.0 million of Common Stock. Such sales of Common Stock by us, if any, will be subject to certain limitations set forth in the ELOC Purchase Agreement, and may occur from time to time, at our sole discretion, over the 36-month period commencing on the date of the ELOC Purchase Agreement, including that a registration statement covering the resale by Ionic of shares of Common Stock that have been and may be issued to Ionic under the ELOC Purchase Agreement, which we agreed to file with the Securities and Exchange Commission (the “SEC”) pursuant to the Registration Rights Agreement, is declared effective by the SEC and a final prospectus relating thereto is filed with the SEC (the date on which all of such conditions are satisfied, the “Commencement Date”).

From and after the Commencement Date, we may from time to time on any business day, by written notice delivered by us to Ionic, direct Ionic to purchase between $250,000 and $750,000 of shares of Common Stock on such business day, at a purchase price per share that will be equal to 93% (or 80% if the Common Stock is not then trading on the Nasdaq Capital Market) of the lowest daily VWAP over a specified measurement period beginning after the delivery of the purchase notice, as described further in the ELOC Purchase Agreement (each, a “Regular Purchase”). The Purchase Agreement also permits us to deliver an exemption purchase notice for $400,000 on the date of signing, with the shares so purchased to be delivered following the Commencement Date, and we delivered an exemption purchase notice for $400,000 for the purchase by Ionic of 2,844,672 shares of Common Stock.

We will control the timing and amount of any sales of Common Stock to Ionic pursuant to the ELOC Purchase Agreement. Ionic has no right to require us to sell any shares of Common Stock to Ionic, but Ionic is obligated to make purchases as we direct, subject to certain conditions.

Actual sales of shares of Common Stock to Ionic will depend on a variety of factors to be determined by us from time to time, including, among others, market conditions, the trading price of our Common Stock and determinations by us as to the appropriate sources of funding for our operations. Ionic will not be required to buy any shares of Common Stock on any trading day on which the closing price of the Common Stock is below $0.25. The net proceeds under the ELOC Purchase Agreement to us will depend on the frequency and prices at which we sell shares to Ionic. We expect that any proceeds received by us from such sales to Ionic will be used to support our operations, for working capital and for other general corporate purposes.

The aggregate number of shares that we can issue to Ionic under the ELOC Purchase Agreement may in no case exceed 2,844,672 shares (subject to adjustment as described above) of Common Stock (which is equal to approximately 19.99% of the shares of Common Stock outstanding immediately prior to the execution of the ELOC Purchase Agreement) (the “Exchange Cap”), unless (i) stockholder approval is obtained to issue Purchase Shares above the Exchange Cap, or (ii) the average price of all applicable sales of Common Stock to Ionic under the ELOC Purchase Agreement equals or exceeds $0.25668 per share (representing the average official closing price of the Common Stock on Nasdaq for the five consecutive trading days ending on the trading day immediately preceding the date of the ELOC Purchase Agreement) (the “Minimum Price”), so that the Exchange Cap limitation would not apply to issuances and sales of Common Stock under the ELOC Purchase Agreement pursuant to the rules of The Nasdaq Capital Market.

The ELOC Purchase Agreement prohibits us from directing Ionic to purchase any shares of Common Stock if those shares, when aggregated with all other shares of Common Stock then beneficially owned by Ionic (as calculated pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder), would result in Ionic beneficially owning more than 4.99% of the outstanding shares of Common Stock.

Ionic has agreed not to engage in or effect, directly or indirectly, for its own principal account or for the principal account of any of its affiliates, any short sales of the Common Stock or hedging transaction that establishes a net short position in the Common Stock during the term of the ELOC Purchase Agreement.

Under the Registration Rights Agreement, we agreed to file one or more registration statements, as necessary, to register under the Securities Act the resale of all of the shares of Common Stock that may, from time to time, be issued or become issuable to Ionic under the ELOC Purchase Agreement and the Registration Rights Agreement. The Registration Rights Agreement requires that we file, within 30 days after signing, a resale registration statement and use commercially reasonable efforts to have such resale registration statement declared effective by the SEC on or before the earlier of (i) 60 days after signing (or 90 days if such registration statement is subject to full review by the SEC) and (ii) the 2nd business day after we are notified it will not be subject to further SEC review. If we fail to have the registration statement filed by the specified deadline or declared effective by the specified deadline, then we will be required to issue to Ionic 250,000 shares of Common Stock within 2 trading days after such failure.

The ELOC Purchase Agreement and the Registration Rights Agreement contain customary representations, warranties, conditions and indemnification obligations of the parties. We have the right to terminate the ELOC Purchase Agreement at any time, provided that if at the time of termination we have sold less than $5 million in Common Stock to Ionic under the ELOC Purchase Agreement, we will be obligated to pay an additional commitment fee of $300,000, which may be paid either in cash or in shares of Common Stock.

The foregoing descriptions of the Purchase Agreement and the Registration Rights Agreement are qualified in their entirety by reference to the full text of such agreements, copies of which were filed as Exhibits 10.1 and 10.2, respectively, to our Current Report on Form 8-K filed on August 29, 2024, and each of which is incorporated herein in its entirety by reference. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements and may be subject to limitations agreed upon by the contracting parties.

Stockholders Entitled to Receive Notice of Action by Written Consent

Under NRS 78.320, our Amended and Restated Articles of Incorporation and our Amended and Restated Bylaws, any action that can be taken at an annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, if the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present, consent to such action in writing. Prompt notice of any action so taken by written consent must be provided to all holders of our Common Stock as of the Record Date.

Nasdaq Listing Requirements and the Necessity of Stockholder Approval

Pursuant to Nasdaq Stock Market Listing Rule 5635(d) (“Rule 5635(d)”), if an issuer intends to issue securities in a transaction which could result in the issuance of 20% or more of the issued and outstanding shares of the issuer’s common stock on a pre-transaction basis for less than the Minimum Price for such stock, the issuer generally must obtain the prior approval of its stockholders. The number of Purchase Shares to be issued to Ionic pursuant to the ELOC Purchase Agreement could result in the issuance of a number of shares exceeding the threshold and pricing for which stockholder approval is required under Rule 5635(d). To ensure compliance with Rule 5635(d), on September 3, 2024, the Majority Holders approved, by the Written Consent, the issuance of up to $15.0 million of Purchase Shares pursuant to the ELOC Purchase Agreement.

Effective Date of Action by Written Consent

Per Rule 14c-2 under the Exchange Act, the corporate action taken by the Written Consent becomes effective no earlier than twenty (20) calendar days after the first mailing or delivery of this Information Statement to Common Stockholders as of the Record Date. This Information Statement provides a comprehensive overview of the action approved by the holder of a majority of our outstanding Common Stock.

Interests of Directors and Executive Officers

Our directors and executive officers have no substantial interests, directly or indirectly, in the ELOC Purchase Agreement.

Dissenter’s Rights of Appraisal

Stockholders do not have any dissenter’s rights or appraisal rights in connection with the approval of the issuance of Purchase Shares.

OUTSTANDING VOTING SECURITIES

Each Common Stock share grants one vote on each matter submitted to stockholders. As of the date of the Written Consent, 19,977,347 Common Stock were issued, outstanding, and eligible for action by written consent and notice of such action. The holders signing the Written Consent included (i) the RTC3 2020 Irrevocable Trust, which held 5,361,167 shares of Common Stock and over which Raymond Chang, our Chairman and Chief Executive Officer, has the ability to remove the independent trustee, (ii) M Cannan Capital, LLC, M Olivet Capital, LLC and M Zion Capital, LLC, each of which held 1,019,962 shares of Common Stock and each of which is controlled by I-Tseng Jenny Chan, a member of our Board of Directors, and (iii) Chinwei Wang, Mr. Chang’s spouse, who held 1,578,947 shares of Common Stock.

On September 3, 2024, the Majority Holders executed the Written Consent approving the ELOC Purchase Agreement, the Registration Rights Agreement and the actions described in this Information Statement. Since these actions have been approved by the majority of outstanding shares of the Common Stock, this Information Statement does not solicit proxies.

BENEFICIAL OWNERSHIP OF SECURITIES AND SECURITY OWNERSHIP OF MANAGEMENT

The following table provides information, as of September 3, 2024, about the beneficial ownership of our Company’s Common Stock by: (1) the persons known to us to be beneficial owners of more than 5% of our Company’s outstanding Common Stock; (2) our directors; (3) each Named Executive Officer (as defined under “Compensation of Named Executive Officers”); and (4) our directors and executive officers as a group. To the best of our knowledge, each such person has sole voting and investment power over the shares shown in this table, except as otherwise indicated. As of September 3, 2024, there were 65 record holders and 19,977,347 outstanding shares of our Company’s Common Stock.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after September 3, 2024 through the exercise of any warrant, stock option or other right. The inclusion in this Information Statement of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Common stock subject to options or warrants currently exercisable, or exercisable within 60 days after September 3, 2024, are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options or warrants but are not deemed outstanding for computing the percentage ownership of any other person.

Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of Common Stock, except to the extent spouses share authority under community property laws.

	Beneficial Ownership
	Number of Shares	Percent of Total (1)
Directors and Executive Officers (2)
Raymond Chang (3)	17,824,782	49.99%
David Kessler	1,288	*
Brian Towns	166	*
I-Tseng Jenny Chan (4)	13,333,859	49.99%
Max Holtzman	52,813	*	%
Timothy Mahoney	45,160	*	%
Krishnan Varier	42,083	*	%
All Directors and Executive Officers as a Group (7 persons) (5)	21,026,178	51.0%

*	Less than 1%.
(1)	The percentages shown with respect to any identified individual or group are calculated by dividing: (i) the sum of (a) the number of shares of Common Stock actually owned as of September 3, 2024 plus (b) the number of shares of Common Stock that may be acquired through the exercise of stock options, warrants or any other rights, the conversion of convertible securities, or the vesting of Restricted Stock Units within 60 days thereof (“Currently Exercisable Awards”) by (ii) the sum of 19,977,347 shares of Common Stock outstanding as of September 3 2024, plus the amount referenced in clause (i)(b) for such individual or group.
(2)	The address of each of the directors and executive officers listed above is c/o Agrify Corporation, 2468 Industrial Row Dr., Troy, MI 48084.
(3)	Consists of (i) 575 shares of Common Stock held individually, (ii) up to 6,334 shares of Common Stock issuable upon exercise of stock options held by Mr. Chang that are exercisable within 60 days of September 3, 2024, (iii) 5,739,881 shares of Common Stock held by RTC3 2020 Irrevocable Trust (“RTC3”), of which Mr. Chang retains the ability to remove the independent trustee, (iv) warrants to purchase 231,223 shares of Common Stock held by RTC3 that are exercisable within 60 days of the date hereof, subject to a 9.99% beneficial ownership limitation, (v) 648 shares of Common Stock held by NXT3J Capital, LLC (“NXT3J”), an entity controlled by Mr. Chang, (vi) that number of shares of Common Stock issuable to CP Acquisitions, LLC (“CP Acquisitions”), an entity controlled by Mr. Chang, issuable to Mr. Chang upon the conversion of that certain Senior Secured Amended, Restated and Consolidated Convertible Note, as amended (the “Convertible Note”) due 2025 described herein with an outstanding principal amount of $3,500,000.00 and a conversion price of $1.46 per share (as may be adjusted per the Senior Secured Amended, Restated and Consolidated Convertible Note due 2025 from time to time), which conversion is subject to a 49.99% beneficial ownership limitation; provided that CP Acquisitions may assign its right to receive shares of Common Stock upon conversion to Mr. Chang and/or Ms. I-Tseng Jenny Chan, in which case the 49.99% beneficial ownership limitation will apply to each of them individually, (vii) that number of shares of Common Stock issuable to CP Acquisitions or, at CP Acquisition’s election, pre-funded warrants to purchase shares of Common Stock issuable to CP Acquisitions upon conversion of that certain Junior Secured Convertible Promissory Note (“New Junior Note”) due July 1, 2025 described herein with an outstanding principal amount of $1,500,000.00 and a conversion price of $0.2633 (as may be adjusted per the New Junior Note), which pre-funded warrants are exercisable subject to a 49.99% beneficial ownership limitation, (viii) pre-funded warrants to purchase 81,784,320 shares of Common Stock held by CP Acquisitions that are exercisable within 60 days of September 3, 2024, as amended by that certain Amendment to Pre-Funded Common Stock Purchase Warrant, dated August 28, 2024, by and between Issuer and CP Acquisitions (the “CP Warrant Amendment”), and subject to (A) a 49.99% beneficial ownership limitation, and (B) an agreement between CP Acquisitions and the Company whereby CP Acquisitions agreed not to exercise the CP Warrant for more than 4,000,000 shares of Common Stock until the Company completes a reverse stock split or increase in authorized shares resulting in sufficient authorized but unissued shares to permit such conversion or exercise, (ix) pre-funded warrants to purchase 16,276,832 shares of Common Stock held by GIC Acquisition LLC (“GIC Acquisition”) that are exercisable within 60 days of September 3, 2024, as amended by that certain Amendment to Pre-Funded Common Stock Purchase Warrant, dated August 28, 2024, by and between Issuer and GIC Acquisition (the “GIC Warrant Amendment”), and subject to (A) a 49.99% beneficial ownership limitation, and (B) an agreement between GIC Acquisition and the Company whereby GIC Acquisition agreed not to exercise the GIC Warrant for more than 7,383,053 shares of Common Stock until the Company completes a reverse stock split or increase in authorized shares resulting in sufficient authorized but unissued shares to permit such conversion or exercise, (x) options to purchase 203 shares of Common Stock that are held by Raymond Chang Jr., Mr. Chang’s son, that are exercisable within 60 days of September 3, 2024, and (xi) 1,578,947 shares of Common Stock held individually by Chinwei Wang, Mr. Chang’s spouse. Does not include 105,139 shares of Common Stock underlying time-based restricted stock units that will not vest within 60 days of the day hereof granted to Raymond Chang, Jr., under the 2022 Omnibus Equity Incentive Plan, as amended (the “Plan”). Does not include 337,743 shares of Common Stock underlying time-based restricted stock units that will not vest within 60 days of the day hereof granted to Mr. Chang under the Plan. Mr. Chang disclaims beneficial ownership with respect to the shares and warrants held by RTC3, the shares held by NXT3J, the shares entitled to CP Acquisitions upon conversion of its Convertible Note, the options and shares held by Raymond Chang Jr., and the shares held by Chinwei Wang, in each case except to the extent of his pecuniary interest therein. The information set forth above and in this note (3) is based on the Schedule 13D amendment filed by Mr. Chang with the SEC on September 4, 2024.

(4)	Consists of (i) 1,019,962 shares of Common Stock held by M Zion Capital, LLC (“M Zion Capital”), an entity controlled by Ms. Chan, (ii) 1,019,962 shares of Common Stock held by M Olivet Capital, LLC (“M Olivet Capital”), an entity controlled by Ms. Chan, (iii) 1,019,962 shares of Common Stock held by M Cannan Capital, LLC (“M Cannan Capital”), an entity controlled by Ms. Chan, (iv) that number of shares of Common Stock issuable to CP Acquisitions, an entity controlled by Ms. Chan, issuable to Ms. Chan upon the conversion of the Convertible Note, which conversion is subject to a 49.99% beneficial ownership limitation; provided that CP Acquisitions may assign its right to receive shares of common stock upon conversion to Mr. Chang and/or Ms. Chan, in which case the 49.99% beneficial ownership limitation will apply to each of them individually, (v) that number of shares of Common Stock issuable to CP Acquisitions or, at CP Acquisition’s election, pre-funded warrants to purchase shares of Common Stock issuable to CP Acquisitions upon conversion of the New Junior Note, which pre-funded warrants are exercisable subject to a 49.99% beneficial ownership limitation, and (vi) pre-funded warrants to purchase 81,784,320 shares of Common Stock held by CP Acquisitions that are exercisable within 60 days of the date hereof, as amended by the CP Warrant Amendment, and subject to (A) a 49.99% beneficial ownership limitation, and (B) an agreement between CP Acquisitions and the Company whereby CP Acquisitions agreed not to exercise the CP Warrant for more than 4,000,000 shares of Common Stock until the Company completes a reverse stock split or increase in authorized shares resulting in sufficient authorized but unissued shares to permit such conversion or exercise. Ms. Chan disclaims beneficial ownership with respect to the shares held by M Zion Capital, the shares held by M Olivet Capital, the shares held by M Cannan Capital and the shares entitled to CP Acquisitions upon conversion of its Convertible Note, in each case except to the extent of her pecuniary interest therein. The information set forth above and in this note (4) is based on the Schedule 13D amendment filed by Ms. Chan with the SEC on September 4, 2024.
(5)	Includes the following shares subject to options that are exercisable within 60 days of September 3, 2024: Mr. Kessler, 788; Mr. Mahoney, 456; and Mr. Varier, 455. Includes the following shares subject to Restricted Stock Units that vest within 60 days of September 3, 2024: Mr. Kessler, 250; Mr. Towns, 83; Mr. Holtzman, 52,724; Mr. Mahoney, 44,615; and Mr. Varier, 41,539.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

Unless we are otherwise advised by the stockholders, we will only deliver one copy of this Information Statement to multiple stockholders sharing an address. This practice known as “householding” is intended to reduce our printing and postage costs.

We will, upon request, promptly deliver a separate copy of this Information Statement to a stockholder who shares an address with another stockholder. A stockholder who wishes to receive a separate copy of this Information Statement may direct such request to us at 2468 Industrial Row Drive, Troy, Michigan 48084, or by telephone at (617) 896-5243. Stockholders who receive multiple copies of the Information Statement at their address and would like to request that only a single copy of communications be delivered to the shared address may do so by making either a written or oral request to the contacts listed above.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Information Statement contains forward-looking statements within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act. Any statements contained in this Information Statement that are not statements of historical fact may be forward-looking statements, including, without limitation, the issuance of Purchase Shares pursuant to the ELOC and the timing and implementation of the Reverse Stock Split. Words such as “anticipates,” “could,” “may,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes,” “will” and words or phrases of similar substance used in connection with any discussion of future operations, financial performance, plans, events, trends or circumstances can be used to identify some, but not all, forward-looking statements. These forward-looking statements are predictions and involve significant risks and uncertainties, many of which are beyond our control, and actual results may differ materially from these statements. Factors that could cause actual outcomes or results to differ materially from those reflected in forward-looking statements include, but are not limited to, those discussed in our filings with the SEC.

Except as may be required by applicable law, we do not undertake or intend to update or revise any forward-looking statements, and we assume no obligation to update any forward-looking statements contained in this Information Statement as a result of new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other documents with the SEC. These reports contain additional information about Agrify Corporation. Our SEC filings are made available electronically to the public at the SEC’s website located at www.sec.gov.

The SEC allows us to “incorporate by reference” information that we file with the SEC in other documents into this Information Statement. This means that we may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this Information Statement. We are incorporating by reference our Current Report on Form 8-K filed with the SEC on August 29, 2024.

We undertake to provide without charge to each person to whom a copy of this Information Statement has been delivered, upon request, by first class mail or other equally prompt means, a copy of any or all of the documents incorporated by reference in this Information Statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this Information Statement incorporates. You may obtain documents incorporated by reference by requesting them in writing at Agrify Corporation, 2468 Industrial Row Drive, Troy, Michigan 48084, or by telephone at (617) 896-5243.

OTHER MATTERS

We have not authorized anyone to provide information on behalf of our company that is different from that contained in this Information Statement. This Information Statement is dated September 16, 2024. No assumption should be made that the information contained in this Information Statement is accurate as of any date other than that date, and the mailing of this Information Statement will not create any implication to the contrary.

We will make arrangements with brokerage firms and other custodians, nominees and fiduciaries who are record holders of our Common Stock for the forwarding of this Information Statement to the beneficial owners of our Common Stock. We will reimburse these brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with the forwarding of the Information Statement.

September 16, 2024	By:	Order of the Board of Directors

/s/ Raymond Chang
Raymond Chang
Chairman and Chief Executive Officer